EXHIBIT 14.1

CONSENT OF INDEPENDENT AUDITORS

Board of Directors
Linux Gold Corp.

We consent to the use of our report dated May 26, 2004 on the consolidated financial statements of Linux Gold Corp. for the years ended February 29, 2004 and February 28, 2003 that are included in the Company's annual form 20-F filing, which is included, by reference in the Company's Form S-8.

Dated this 19th day of July, 2004

/s/ Manning Elliot
Manning Elliot
Chartered Accountants